Exhibit 99.1

    Farmers Capital Bank Corporation Announces Completion of Trust Preferred
                Offering and Satisfaction of Financing Condition
                       Under "Dutch Auction" Tender Offer

      Frankfort, Kentucky, August 15, 2007 - Farmers Capital Bank Corporation (NASDAQ: FFKT; "Farmers Capital") announced today that it has completed the private placement of $22.5 million in Trust Preferred Securities (the "Securities"). The Securities were issued through a Delaware statutory business trust formed by Farmers Capital. The Securities mature on November 1, 2037. For the first five years, the Securities will have a fixed annual distribution rate of 6.5975%, thereafter converting into a floating rate of three-month LIBOR plus 1.32%.

      Farmers Capital intends to use the net proceeds from the sale of the Securities to purchase shares of its common stock pursuant to the previously announced modified "Dutch Auction" self-tender offer and for general corporate purposes. The completion of the private placement of the Securities promptly following the expiration of the tender offer was a condition to Farmers Capital's obligation to accept tendered shares for payment. This condition has now been satisfied. The tender offer was commenced on July 19, 2007 and is scheduled to expire at 12:01 a.m., Eastern Daylight Savings Time, on Thursday, August 16, 2007.

      The tender offer remains subject to all other previously announced terms and conditions described in the offer to purchase that has been distributed to stockholders, including the previously announced offered price range of not greater than $35.00 and not less than $31.00 per share. None of Farmers Capital, its Board of Directors nor the dealer manager is making any recommendation to stockholders as to whether or not to tender their shares. Stockholders must decide how many shares they will tender, if any, and at what price.

      Sandler O'Neill + Partners, L.P. is acting as the dealer manager for the tender offer. Georgeson, Inc. is acting as the information agent and American Stock Transfer & Trust Company is acting as the depositary for the tender offer.

      This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of Farmers Capital's common stock. The full details of the tender offer, along with the letter of transmittal and related materials, were previously mailed to stockholders and filed with the Securities and Exchange Commission as exhibits to Farmers Capital's Schedule TO. Stockholders should read carefully the offer to purchase, the letter of transmittal and other related materials, together with any and all amendments thereto, prior to making any decision with respect to the tender offer. Stockholders may obtain free copies of the tender offer statement and other filed documents relating thereto filed by Farmers Capital with the Securities and Exchange Commission at the Commission's web site at www.sec.gov. Stockholders also may obtain a copy of these documents, free of charge, from Farmers Capital's information agent, Georgeson, Inc., by calling toll-free at (888) 605-7560.

      This press release is not an offer to sell or a solicitation of offers to buy the Trust Preferred Securities. Such Securities will not be and have not been registered under the federal securities laws and may not be offered absent registration or an applicable exemption from such registration requirements.

      Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. Farmers Capital operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on The NASDAQ Stock Market in the Global Select Market tier under the symbol: FFKT.

      This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that

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could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by us with the Securities and Exchange Commission could also impact current expectations. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

      These forward-looking statements were based on information, plans and estimates at the date of this press release, and Farmers Capital does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:

C. Douglas Carpenter
Farmers Capital Bank Corporation
(502) 227-1668